Exhibit 99.1

Contact:

Insignia Systems, Inc.
John Gonsior, CFO
(763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2014 SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS

SIGNS DIRECT AGREEMENT WITH SUPERVALU, INC.

ANNOUNCES EXPANSION OF GROCERY RETAIL DISTRIBUTION NETWORK

Overview

•                  Net sales in Q2 2014 increased 3.4% to $6.3 million from $6.1 million in Q2 2013, driven by increases in both POPS® sales and legacy product sales.

•                  Net sales for the six months ended June 30, 2014 decreased 5.8% to $12.7 million, from $13.5 million for the six months ended June 30, 2013.

•                  Operating income in Q2 2014 was $112,000 compared to $169,000 in Q2 2013.

•                  Operating income for the six months ended June 30, 2014 was $279,000 compared to operating income of $1.1 million for the six months ended June 30, 2013.

•                  Net income in Q2 2014 was $70,000, or $0.01 per basic and diluted share, compared to $164,000, or $0.01 per basic and diluted share, in Q2 2013.

•                  Net income for the six months ended June 30, 2014 was $185,000, or $0.01 per basic and diluted share, compared to $584,000, or $0.04 per basic and diluted share, in 2013.

At June 30, 2014

•            Total cash and cash equivalents of $19.5 million, or $1.49 per diluted share.

•            Working capital of $22.2 million.

•            $0 long-term debt.

MINNEAPOLIS, MN — July 30, 2014 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the three (“Q2”) and six months ended June 30, 2014, as compared to Q2 and six months ended June 30, 2013.

Insignia’s President and CEO Glen Dall commented, “While sales were lower than our expectations, we are able to report sales growth and continued profitability in Q2 2014. This was accomplished during a period in which we needed to shift a significant amount of focus towards ensuring our retail distribution network remained stable after the termination of our Valassis agreement.  Importantly, we made significant progress during Q2 2014 in business development, product innovation efforts, and the continuing evolution of our operating model.”

Mr. Dall continued, “In business development, we entered into a direct agreement with SUPERVALU, Inc., a top tier national retailer and wholesaler, which allows us the opportunity for expanded access and direct partnership that we did not have previously.

“We have retained nearly 90% of the store count distribution of retailers we previously had access to under our agreement with Valassis, and our conversations in securing the balance of these retailers is continuing. Also during Q2, our retail distribution team secured an incremental 300 stores of retail grocery distribution, which should come online in August. Finally, during Q2, our retail products sales team grew sales by 29% over last year.”

Mr. Dall concluded, “We see a substantial opportunity to strengthen the market position of our POPS program, expand our geographies, and introduce innovative ways to help our CPGs customers and retailers partner reach consumers. We are making the necessary investments in products, people and infrastructure required to advance our strategy. We are supported in these initiatives by a strong balance sheet, and a talented team. We remain quite optimistic about the balance of 2014 and beyond.”

Q2 2014 Results

Q2 2014 total net sales increased 3.4% to $6,344,000 from $6,133,000 in Q2 2013, due to increases in both POPS sales and product sales.

Gross profit in Q2 2014 increased to $2,903,000, or 45.7% of total net sales, from $2,541,000, or 41.4% of total net sales, in Q2 2013. Higher gross profit margin was the result of, among other factors, favorable pricing and program mix.

Selling expenses in Q2 2014 were $1,376,000, or 21.7% of total net sales, as compared to $1,157,000, or 18.8% of total net sales, in Q2 2013, due primarily to an increase in staffing in the 2014 period.

General and administrative expenses increased to $1,088,000, or 17.1% of total net sales, from $995,000, or 16.2% of total net sales, in Q2 2013. This increase was primarily the result of the timing of stock-based compensation expenses.

Operating income for Q2 2014 decreased to $112,000 from operating income of $169,000 in Q2 2013.

Income tax expense for Q2 2014 was 40.7% of pretax income, or $48,000, compared to income tax expense of 6.8% of pretax income, or $12,000, in Q2 2013. The fluctuation between years relates primarily to the impact of discrete tax items, related mainly to stock option exercises, during the quarter.

Net income for Q2 2014 decreased to $70,000, or $0.01 per basic and diluted share, from net income of $164,000, or $0.01 per basic and diluted share, in Q2 2013.

Insignia’s CFO John Gonsior stated, “Our balance sheet continues to be strong, with $19.5 million of cash and cash equivalents as of June 30, 2014, down from cash and cash equivalents of $21.8 million as of December 31, 2013. This decrease was due primarily to the timing of collections on accounts receivable, as well as the payment of various liabilities and the repurchase of our common stock. As of June 30,

2014, we had approximately $22.2 million in working capital, which is unchanged from December 31, 2013.”

Mr. Gonsior concluded, “On a trailing twelve-month basis ended June 30, 2014, net sales increased 8% to $27.0 million from $24.9 million in the comparable prior year period. Our backlog for programs running in the next 12 months increased approximately 19% from the same time a year ago, with $7.0 million of bookings in Q3 with time remaining to sell.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions until December 3, 2015. During Q2 2014, the Company purchased approximately 147,000 shares at an average price of $3.05.

Conference Call

Insignia’s management team will host a conference call today at 5:00 pm ET / 4:00 pm CT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (877) 407-9753 or (201)493-6739. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising products in approximately 13,000 chain retail supermarkets, 2,000 mass merchants and 7,000 dollar stores. Through the nationwide POPS network, major consumer goods manufacturers take their brand messages to the point-of-purchase in Insignia’s available retail network. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to continue revenue growth, cost improvements and to maintain profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement  new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2014; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$6,344,000	$6,133,000	$12,747,000	$13,529,000
Cost of sales	3,441,000	3,592,000	7,161,000	7,452,000
Gross profit	2,903,000	2,541,000	5,586,000	6,077,000
Operating expenses:
Selling	1,376,000	1,157,000	2,727,000	2,552,000
Marketing	327,000	220,000	562,000	429,000
General and administrative	1,088,000	995,000	2,018,000	1,951,000

Operating income	112,000	169,000	279,000	1,145,000
Other income, net	6,000	7,000	12,000	14,000

Income before taxes	118,000	176,000	291,000	1,159,000
Income tax expense	48,000	12,000	106,000	575,000

Net income	$70,000	$164,000	$185,000	$584,000

Net income per share:
Basic	$0.01	$0.01	$0.01	$0.04
Diluted	$0.01	$0.01	$0.01	$0.04

Shares used in calculation of net income per share:
Basic	12,854,000	13,660,000	12,854,000	13,657,000
Diluted	13,093,000	13,687,000	13,092,000	13,686,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2014	2013

Cash and cash equivalents	$19,486,000	$21,763,000
Working capital	22,162,000	22,203,000
Total assets	31,173,000	31,572,000
Total liabilities	4,878,000	5,402,000
Shareholders’ equity	26,295,000	26,170,000

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